Exhibit 10.6



Amendment No.1 to the Employment Agreement between the Registrant and Joseph Scotti, effective January 11, 1999.


                          EMPLOYMENT CONTRACT EXTENSION

     This Agreement dated as of January 11, 1999, by and between All Communications Corporation having its principal office at 225 Long Avenue, Hillside, New Jersey, 07205, hereinafter referred to as "Employer" and Joseph Scotti, residing at 14 Rice Lane, Long Valley, New Jersey, 07853, hereinafter referred to as the "Employee"

     Whereas, Employer and Employee entered into an Employment Agreement dated January 2, 1997 for a term of three years ending December 31, 1999, (the "Agreement"); and,

     Whereas, Employer and Employee desire to extend the term of the Employment Agreement for an additional one year period to and including December 31, 2000; and,

     Whereas the terms of the Agreement shall remain in full force and effect, except that Employee's term shall be extended to December 31, 2000 with all references extended to that date and Employee shall be granted additional options to purchase 300,000 shares of the Employer's common stock and an increase in automobile expense reimbursement;

     Now Therefore, in consideration of the mutual promises set forth herein and for other good and valuable consideration the parties agree as follows:

1. The provisions of Paragraph 1 of the Agreement are modified to provide that the term of Employee's employment is extended to December 31, 2000.

2. The salary compensation provided in Paragraph 3A for the year 1999 in the amount of $124,000.00 shall continue for the extended term.

3. The provision of Paragraph 4 C is amended to increase automobile expense reimbursement to $500.00 per month.

4. The provisions of Paragraph 9 referring to the Non Compete covenant of the Agreement are extended to December 31, 2000.

5. The provision of Paragraph 10 A referring to Notice to Employer is amended to correct the address of Employer to 225 Long Avenue, Hillside, New Jersey, and to eliminate notice to Robert B. Kroner.

6. Employer grants to Employee the option to purchase 300,000 shares of the Employer's common stock. The option is not part of the Employer's Stock Option Plan and was approved by the Board of Directors on January 11, 1999. The option is for a five-year term at the closing price on that date. The option price at the date of grant was $.937. The option vests in two installments, providing the Employee is still employed by Employer on the date of vesting: 150,000 shares on December 31, 1999 and 150,000 shares on December 1, 2000. The option is terminable by the Employer even if vested; in the event Employee resigns or is terminated for cause as provided in the Agreement. All options shall immediately vest upon the sale of Employer or acquisition of Employer by a third party.

7. In all other respects the Agreement is hereby ratified and approved by the parties.

     In Witness Whereof the Employer and Employee have executed this Extension Agreement as of the year and date above set forth.

                              ALL COMMUNICATIONS CORPORATION

By:                            /s/  RICHARD REISS
                              -------------------------------------
                                    RICHARD REISS, President

                               /s/  JOSEPH SCOTTI
                              -------------------------------------
                                    JOSEPH SCOTTI